UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 18, 2008 (June 12, 2008)

CHINA GENGSHENG MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51527	91-0541437
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China 451271
(Address of Principal Executive Offices)

(86) 539-7318818
Registrant's Telephone Number, Including Area Code:

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry Into a Material Definitive Agreement.

On June 12, 2008, Henan Gengsheng Refractories Co., Ltd. ("Gengsheng Refractories"), the Chinese operating subsidiary of China GengSheng Minerals, Inc. (the "Company") entered into an equity transfer agreement (the "Equity Transfer Agreement") with Huizong Zhang, Yuanwei Zhang (collectively, "Messrs. Zhang and Zhang"), and Shuqin Yu ("Ms. Yu"), the shareholders of Xinyu Abrasive Co., Ltd., a company organized under Chinese laws ("Xinyu"), for the purchase of 100% ownership of Xinyu from Messrs. Zhang and Zhang and Ms. Yu.

Under the Equity Transfer Agreement, Gengsheng Refractories will pay a total consideration of RMB 6,000,000 (approximately $869,565) in exchange for 100% ownership of Xinyu. Gengsheng Refractories is obligated to pay RMB5,400,000 (approximately $782,608) of the purchase price in cash on June 12, 2008, and RMB600,000 (approximately $86,957) in cash within 30 days of the closing of the Equity Transfer Agreement. The closing is the date that the local Commerce Department approves the registration of ownership of Xinyu’s shares by Gengsheng Refractories.

Other than with respect to this transaction, Messrs. Zhang and Zhang and Ms. Yu have not had a material relationship with the Company or any of the Company’s officers, directors or affiliates or any associate of any such officer or director.

The foregoing description of the Equity Transfer Agreement is qualified by reference to the terms of the English translation from the original Chinese version attached to this Current Report as Exhibit 10.1 and is incorporated herein by reference. The Company’s press release regarding this event is attached to this current report as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description

10.1	Equity Transfer Agreement, dated June 12, 2008, among Henan Gengsheng Refractories Co., Ltd., Huizong Zhang, Yuanwei Zhang, and Shuqin Yu.

99.1	Press release, dated June 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.

Date: June 18, 2008	/s/ Shunqing Zhang
Shunqing Zhang Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Equity Transfer Agreement, dated June 12, 2008, among Henan Gengsheng Refractories Co., Ltd., Huizong Zhang, Yuanwei Zhang, and Shuqin Yu.

99.1	Press release, dated June 18, 2008